SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OFFSHORE LOGISTICS, INC.
--------------------------------------------------------------------------------
             (Name of the Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit  price  or other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                   [LOGO OF OFFSHORE LOGISTICS APPEARS HERE]

                            OFFSHORE LOGISTICS, INC.
                               POST OFFICE BOX 5-C
                           LAFAYETTE, LOUISIANA 70505


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


        The Annual Meeting of Stockholders of Offshore Logistics, Inc. (the "Company") will be held at the Four Seasons Hotel, Houston, Texas on Monday, September 18, 2000, at 3:00 p.m. for the following purposes:

        1. To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified and

        2. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

        The Board of Directors has fixed the close of business on July 25, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

        STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                By Order of the Board of Directors


                                H. Eddy Dupuis
                                Secretary






Lafayette, Louisiana
August 9, 2000

                            OFFSHORE LOGISTICS, INC.

                                 PROXY STATEMENT

                       For Annual Meeting of Stockholders
                          to be Held September 18, 2000

                             SOLICITATION OF PROXIES

        The accompanying Proxy is solicited by the Board of Directors of Offshore Logistics, Inc., 224 Rue de Jean, Lafayette, Louisiana 70508 (the "Company") for use at the Annual Meeting of Stockholders to be held September 18, 2000, and any adjournments thereof.

        All Proxies in the enclosed form that are properly executed and returned to the Company prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the Proxy or, if not specified, as set forth herein.

        The stockholder has the power to revoke such Proxy at any time before it is exercised, either by giving written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by voting in person at the Annual Meeting.

        This Proxy Statement and the enclosed Proxy are being mailed on approximately August 9, 2000.

                          VOTING SECURITIES OUTSTANDING

        At the close of business on July 25, 2000, the Company had outstanding 21,105,921 shares of Common Stock. Each such outstanding share is entitled to one vote. Only holders of record of Common Stock at the close of business on July 25, 2000, the record date for the Annual Meeting, are entitled to vote at the meeting and any adjournments thereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings of Principal Stockholders

        The following table shows as of July 25, 2000, certain information with respect to beneficial ownership of the Company's Common Stock by any person known by the Company to be the beneficial owner of more than five percent of any class of voting securities of the Company.

                                                    Amount
                                                 Beneficially    Title      Percent
Name and Address of Beneficial Owner                Owned       of Class   of Class (1)
------------------------------------              ----------    --------   ------------
Caledonia Industrial & Services Limited
Cayzer House, 1 Thomas More Street
London, England  E1 9AR.......................    1,752,754(2)  Common     8.3%

Neuberger Berman, Inc.
605 Third Avenue
New York, NY  10158-3698......................    1,480,927(3)  Common     7.0%

Dimensional Fund Advisors
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401.......................    1,234,100(4)  Common     5.8%

Systematic Financial Management LP
Glenpointe East, 7th Floor
300 Frank W Burr Boulevard
Teaneck, NJ  07666............................    1,289,032(5)  Common     6.1%

---------------------

(1)     Percentage  of the Common Stock of the Company  outstanding  as of July
        25, 2000.

(2) According to a Schedule 13D dated April 22, 1997, filed by (i)Caledonia Industrial & Services Limited ("CIS") as the direct beneficial owner of 1,628,083 of such shares of Common Stock, (ii) by virtue of its direct holding of all of the outstanding stock of CIS, by Caledonia Investments plc ("Caledonia") , and (iii) by virtue of their respective direct holdings of the securities of Caledonia and their consequent indirect holdings of the stock of CIS, by The Cayzer Trust Company Ltd. and Sterling Industries PLC, the foregoing shares of Common Stock include 328,083 shares of Common Stock that may be acquired upon conversion of $7,500,000 of the Company's 6% Convertible Subordinated Notes due 2003 at an assumed conversion price of $22.86 per share ("6% Notes"). In addition, the foregoing shares of Common Stock include 124,671 shares of Common Stock that may be acquired upon conversion of an additional $2,850,000 of the Company's 6% Notes beneficially owned by CIS at an assumed conversion price of $22.86 per share.

(3) According to a Schedule 13G dated January 28, 2000, filed with the Securities and Exchange Commission, Neuberger Berman, Inc. has sole voting power with respect to 699,327 of such shares of Common Stock, shared dispositive power with respect to 1,480,927 of such shares of Common Stock, and beneficially owns 1,480,927 of such shares of Common Stock.

(4) According to a Schedule 13G dated February 4, 2000, filed with the Securities and Exchange Commission, Dimensional Fund Advisors has sole voting power, sole dispositive power and beneficially owns 1,234,100 of such shares of Common Stock.

(5) According to a Schedule 13F dated May 11, 2000, filed with the Securities and Exchange Commission, Systematic Financial Management LP has sole voting power, sole investment power and beneficially owns 1,289,032 of such shares of Common Stock.

Holdings of Directors, Nominees and Executive Officers

        The following table shows as of July 25, 2000, certain information with respect to beneficial ownership of the Company's Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and (iii) all of the Company's directors and executive officers as a group:

                                            Amount
                                         Beneficially       Title       Percent
       Name of Beneficial Owner            Owned (1)       of Class    of Class (2)
       ------------------------          -----------       --------    ------------

 Hans J. Albert......................       85,149           Common           *
 Peter N. Buckley....................    1,758,754 (3)       Common         8.3%
 Jonathan H. Cartwright..............    1,758,754 (3)       Common         8.3%
 Louis F. Crane......................      118,000           Common           *
 Gene Graves.........................      109,884           Common           *
 David M. Johnson....................       36,000           Common           *
 Kenneth M. Jones....................       29,500           Common           *
 Drury A. Milke......................       87,781           Common           *
 Harry C. Sager .....................       14,000           Common           *
 George M. Small.....................      188,580           Common           *
 Howard Wolf.........................       22,990           Common           *
 All Directors and Executive Officers
  as a Group (18 persons) (3) (4)....    2,650,933           Common        12.6%

----------------
* Less than 1%.

(1) Based on information as of July 25, 2000, supplied by directors and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after July 25, 2000, the number of shares of Common Stock indicated after such director's or executive officer's name: Hans J. Albert - 70,000 shares; Peter N. Buckley - 6,000 shares; Jonathan H. Cartwright - 6,000 shares; Louis F. Crane - 106,000 shares; Gene Graves - 70,000 shares; David M. Johnson - 22,000 shares; Kenneth M. Jones - 27,000 shares; Drury A. Milke - 70,000 shares; Harry C. Sager - 12,000 shares; George M. Small - 170,000 shares and Howard Wolf - 20,500 shares, and the following number of shares of Common Stock which were vested at the fiscal year ended March 31, 2000, under the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), based on the 401(k) Plan statement dated March 31, 2000: Hans J. Albert - 13,149 shares; Gene Graves - 21,715 shares; Drury
        A. Milke - 15,366 shares and George M. Small - 11,742 shares. Shares held in the 40l(k) Plan are voted by the trustee.

(2) Percentages of the Common Stock of the Company outstanding as of July 25, 2000.

(3) Because of the relationship of Messrs. Buckley and Cartwright to CIS, Messrs. Buckley and Cartwright may be deemed indirect beneficial owners of the securities of the Company owned by CIS (see "Holdings of Principal Stockholders"). Pursuant to Rule 16a-1(a)(3), both Mr. Buckley and Mr. Cartwright are reporting indirect beneficial ownership of the entire amount of securities of the Company owned by CIS. Messrs. Buckley and Cartwright disclaim beneficial ownership of the securities owned by CIS.

(4) Including 745,500 shares, which may be acquired within 60 days of July 25, 2000 upon exercise of options.


                      PROPOSALS AND DIRECTOR NOMINATIONS BY
                    STOCKHOLDERS FOR THE 2001 ANNUAL MEETING


        Any proposal by a stockholder intended to be considered for inclusion in the Company's proxy materials for the Company's 2001 Annual Meeting (the "Annual Meeting") must be received at the Company's office not less than 120 days prior to August 9, 2001. Therefore, any such proposal related to the Annual Meeting should be received by April 11, 2001, for consideration for inclusion in the Company's Proxy Statement and form of Proxy related to the meeting.

        In addition, the Company's By-laws provide that any stockholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must give the Company advance written notice. In general, written notice must be received by the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting, as well as certain information concerning the stockholder submitting the nomination or proposal. All such nominations or proposals must be addressed to the Secretary of the Company at 224 Rue de Jean, Lafayette, Louisiana 70508. Requests for copies of the By-laws should also be addressed to the Secretary.

                              ELECTION OF DIRECTORS

        Eight directors are to be elected, each to hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

        Unless authority to do so is withheld by the stockholder, each Proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors of the Company having beneficial ownership derived from presently existing voting power, as of July 25, 2000, of approximately 10.3% of the Company's Common Stock have indicated that they intend to vote for the election of all nominees. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying Proxy either will vote for such other person as the management of the Company may nominate or, if the management does not so nominate such other person, will not vote for anyone to replace the nominee. The management of the Company knows of no reason that would cause any nominee to be unable to serve as a director or to refuse to accept nomination or election.

Vote Required for Election, Quorum and Tabulation of Votes

        Under the Company's By-laws, a majority of the shares of Common Stock issued and outstanding and entitled to vote at any meeting of stockholders, present in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote the shares in their discretion only as to routine matters. Brokers have discretionary authority to vote in the election of directors. Absent specific instructions from the beneficial owner as to non-routine matters, the New York Stock Exchange precludes its member brokers from voting. The missing votes of non-routine matters are known as "broker non-votes." For purposes of determining the presence or absence of a quorum at the Annual Meeting, abstentions and broker votes on routine matters are counted; thus, broker non-votes are irrelevant for quorum purposes.

     THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH NOMINEE. ABSTENTIONS AND BROKER NON-VOTES ARE NOT COUNTED AS VOTES CAST EITHER FOR OR AGAINST ANY NOMINEE.

        The Board of Directors unanimously recommends that the stockholders vote "FOR" election of the nominees named below.

Information Concerning Nominees

        Subject to the foregoing, Proxies will be voted for the election of the following eight nominees as directors of the Company, each of whom has engaged in the principal occupation indicated below for at least the past five years:

                                                                                Year First
                                                                                 Elected
Nominee                        Principal Occupation and Business Experience      Director     Residence          Age
-----------------------------  --------------------------------------------     ----------   ----------          ---

PETER N. BUCKLEY (1).........  Chairman & Chief Executive Officer of              1997       London,             57
                                 Caledonia Investments plc                                   England

JONATHAN H. CARTWRIGHT (1)...  Finance Director of Caledonia Investments plc      1997       London,             46
                                                                                             England

LOUIS F. CRANE (2)...........  Chairman of the Board of Directors of the          1987       New Orleans,        59
                                Company  (October 1997 to Present),                          Louisiana
                                Chief Executive Officer of the Company
                                (September 1999 to Present) and President of
                                Orleans Capital Management(November 1991 to
                                Present).

DAVID M. JOHNSON.............  Private Investor, President of Q Services, Inc.    1983       Houston,            62
                                 (October 1997 to Present); Former Executive                 Texas
                                  Vice President of Weatherford International,
                                  Inc. (December 1991 to January 1994)

KENNETH M. JONES.............  Private Investor.                                  1969       Flat Rock,          67
                                                                                             North Carolina

HARRY C. SAGER...............  Retired. Executive Vice President of               1993       Houston,            70
                                 Conoco, Inc. (1989 - 1992).                                 Texas

GEORGE M. SMALL..............  President of the Company (October 1997             1986       Lafayette,          55
                                 to Present) and Chief Operating Officer                     Louisiana
                                 of the Company (September 1999 to Present).
                                 Prior to October 1997, Vice President,
                                 Chief Financial Officer, Secretary and Treasurer

HOWARD WOLF..................  Attorney at Law.  Chairman of the Board            1986        Houston,           65
                                 of Directors of the Company (September 1986                  Texas
                                 to June 30, 1995).  Partner, Fulbright
                                 & Jaworski.

--------------------
(1) Peter N. Buckley and Jonathan H. Cartwright, directors and executive officers of Caledonia Industrial & Services Limited ("CIS"), were designated by CIS and elected to the Board of Directors of the Company in February 1997 pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with the Company's acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of Common Stock of the Company or
        (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination of the Company's Board of Directors and to replace any directors so nominated.

(2)     Mr. Crane is a director of Coho Energy, Inc.

                             EXECUTIVE COMPENSATION

        The following table sets forth the aggregate cash and non-cash compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years ended March 31, 2000 to the Chief Executive Officer of the Company and its four other most highly compensated executive officers.

                           Summary Compensation Table

                                              Annual Compensation                     Long-Term Compensation
                                                                                              Awards (3)
                                           -------------------------------------      --------------------------
                                                                                                      Securities
                                 Fiscal                                Other Annual   Restricted      Underlying       All Other
                                  Year                       Bonus     Compensation      Stock          Options/      Compensation
Name & Principal Position        Ended     Salary ($)       ($) (1)      ($) (2)      Award(s) ($)       SARs(#)        ($)(4)(6)
-------------------------        -----     ----------       -------      -------      ------------    ----------     -------------

Louis F. Crane.................   2000     $        0     $       0       $0            $0             50,000        $  176,000
  Chairman of the Board and       1999     $        0     $       0       $0            $0             50,000        $  196,000
  Chief Executive Officer         1998     $        0     $       0       $0            $0              2,000        $   62,000

George M. Small (5)............   2000     $  235,000     $  35,300       $0            $0             35,000        $   16,752
  President and                   1999     $  220,000     $  66,000       $0            $0             20,000        $   17,993
  Chief Operating Officer         1998     $  176,500     $  68,434       $0            $0             30,000        $   15,687

Drury A. Milke (5).............   2000     $  167,500     $  20,900       $0            $0             25,000        $   15,483
  Executive Vice President,       1999     $  160,000     $  40,000       $0            $0             10,000        $   11,380
  International Operations        1998     $  114,500     $  37,022       $0            $0             20,000        $    6,870

Hans J. Albert (5)............... 2000     $  175,000     $  21,900       $0            $0             25,000        $   15,657
  Executive Vice President,       1999     $  170,000     $  40,000       $0            $0             10,000        $   12,399
  Corporate Development           1998     $  137,500     $  26,250       $0            $0             20,000        $    8,250

Gene Graves (5).................. 2000     $  172,500     $  21,600       $0            $0             25,000        $   25,968
  Vice President, Marketing       1999     $  170,000     $  40,000       $0            $0             10,000        $   12,334
                                  1998     $  155,000     $  27,906       $0            $0             20,000        $    8,686


--------------------
(1) Cash bonuses are listed in the fiscal year earned but were paid partially or entirely in the following fiscal year. Under the terms of the 1994 Long-Term Management Incentive Plan (the "1994 Plan"), certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the "Restricted Stock Award(s)" column, although the restricted stock awards were not made until the following year.

(2) The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 2000, 1999 and 1998.

(3) The Company awarded no restricted stock to these individuals for the 2000, 1999 and 1998 fiscal years. During the 2000, 1999 and 1998 fiscal years, the Company maintained no long term incentive plan, as defined in applicable Securities and Exchange Commission rules. All options granted to the named executive officers in fiscal 2000, 1999 and 1998 were awarded pursuant to the 1994 Plan, except for the 2,000 shares awarded to Mr. Crane during 1998 which were awarded pursuant to the 1991 Plan. See footnote (1) on page 7 for a summary of certain of the terms of the options granted under the 1994 Plan and page 13 for a summary of certain terms of the options granted under the 1991 Plan. All of the options granted to the named executives became exercisable one year after the grant date, except for the 2,000 shares awarded to Mr. Crane during 1998, which were exercisable six months after the grant date.

(4) The stated amounts for Messrs. Small, Milke, Albert and Graves consist of the Company's contributions made pursuant to the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), all of which are 100% vested, and the cost to the Company for premiums on Company-owned life insurance policies that the Company maintains for certain key employees. During the fiscal year ended 2000, the expense to the Company for the life insurance premiums were $7,500; $7,548; $7,617 and $18,013 for Messrs. Small, Milke, Albert and Graves, respectively, and the Company's contributions to the 401(k) Plan were $9,252; $7,935; $8,040 and $7,955 for Messrs. Small, Milke, Albert and Graves, respectively.

(5)     See "Severance and Change-of-Control Agreements".

(6) Mr. Crane was elected Chief Executive Officer on September 20, 1999. Remuneration for his services as CEO is included in the fees being paid to him as non-executive Chairman of the Board and Director. Mr. Crane is paid a fee for serving as Chairman determined annually by the Board of Directors, plus $1,000 for each meeting attended, including committee meetings. Mr. Crane is also granted awards under the 1994 Plan determined annually by the Board of Directors. Mr. Crane is not included in any other benefit plans of the Company.


                      Option/SAR Grants in Last Fiscal Year


        The  following  table  shows,  as  to  the  named  executive   officers,
information about option/SAR grants during the 2000 fiscal year:

                                Individual Grants
-------------------------------------------------------------------------------------------------
                          Number of       % of Total
                        Securities        Options/SARs
                         Underlying        Granted to    Exercise
                       Options/SARs      Employees in     Price       Expiration     Grant Date
       Name            Granted (#)(1)     Fiscal Year   ($/Share)        Date       Present Value (2)
-------------------------------------------------------------------------------------------------

Louis F. Crane........  50,000           14.9%          $11.125       9/20/2009      $ 253,526
George M. Small.......  35,000           10.4%          $11.125       9/20/2009      $ 177,469
Drury A. Milke........  25,000            7.4%          $11.125       9/20/2009      $ 126,763
Hans J. Albert........  25,000            7.4%          $11.125       9/20/2009      $ 126,763
Gene Graves...........  25,000            7.4%          $11.125       9/20/2009      $ 126,763

--------------------

(1) These awards were made pursuant to the 1994 Plan, have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1994 Plan) of the Common Stock on the grant date, and include the right of the Company to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of the Company's Common Stock on the effective date of such purchase over the exercise price per share. Options granted under the 1994 Plan may be exercised for cash and may also be paid for by delivering to the Company unrestricted Common Stock already owned by the optionee or by the Company withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 1994 Plan (the "Committee"). Options under the 1994 Plan also grant the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a "Replacement Option"). Replacement Options are exercisable at a price equal to the fair market value of the Common Stock of the Company as of the date of the grant of the Replacement Option. The options granted under the 1994 Plan also provide for certain "cashout" rights following a Change In Control (as defined in the 1994 Plan). The options granted under the 1994 Plan also provide that, subject to certain conditions, the Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have the Company withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to the Company previously owned shares of Common Stock.

(2) The present value for these options was estimated at the date of grant, using the Black-Scholes option-pricing model. The following assumptions were used to obtain the grant-date present value: expected volatility of 50.3%, risk-free interest rate of 5.78%, no dividend yields and an expected life of approximately 4 years, based on weighted average historical lives.

             Aggregated Option/SAR Exercises in Last Fiscal Year and
                        Fiscal Year End Option/SAR Values


        The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 2000 and the values of unexercised options as of March 31, 2000:


                                                   Number of Securities        Value of Unexercised
                                                 Underlying Unexercised            In-the-Money
                                                  Options/SARs At FY End    Options/SARs At FY End (1)
                                                  ----------------------    --------------------------
                  Shares Acquired      Value
Name                On Exercise      Realized   Exercisable Unexercisable   Exercisable  Unexercisable
----------------  ---------------    --------   ----------- -------------   -----------  -------------

Louis F. Crane.....      0             $  0        56,000       50,000       $ 68,750     $137,500

George M. Small....      0             $  0       135,000       35,000       $128,750     $ 96,250

Drury A. Milke.....      0             $  0        45,000       25,000       $ 28,125     $ 68,750

Hans J. Albert.....      0             $  0        45,000       25,000       $ 26,875     $ 68,750

Gene Graves........      0             $  0        45,000       25,000       $ 26,875     $ 68,750

--------------------
(1) The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of March 31, 2000, over the aggregate exercise price of the options.


                  Severance and Change-of-Control Arrangements


        The Company has entered into change of control agreements (the "Change of Control Agreements") with certain executive officers. The Change of Control Agreements for each executive officer provide for continued employment for a three year period following a Change of Control, as defined (the "Employment Term"). Should the officer's employment be terminated during the Employment Term for any reason other than death, disability or "Cause", as defined, or should the officer terminate his employment for "Good Reason", as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the sum of the officer's Annual Base Salary, as defined, and Highest Annual Bonus, as defined. Also, the officer will be entitled to continued welfare benefits under various Company plans and programs for a minimum of thirty-six months following the "Date of Termination", as defined, as well as outplacement services and other benefits. In addition, those officers who are parties to the Executive Welfare Benefit Agreements dated March 31, 1986 will, in the event of such termination, be treated as having been terminated without cause as of the Date of Termination, and the insurance policies provided under such Executive Welfare Benefit Agreements will be immediately transferred to the officer, the officer will be credited with three additional years of service for purposes of the vesting of such policies, and the Company will continue to pay the premiums on such policies for three years after such officer's Date of Termination. In the event that any payments by the Company to or for the benefit of the officer (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax"), then the officer will be entitled to an additional payment ("Gross-Up Payment") in an amount such that, after payment by such officer of all taxes imposed on the Gross-Up Payment, the officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Change of Control Agreements also provide that no award granted under the 1994 Plan or pursuant to any other plan or arrangements maintained by the Company will be reduced as a result of being potentially non-deductible under Section 280G of the Internal Revenue Code.

        Under the terms of the 1994 Plan, if a change in control (as defined in the 1994 Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable; the restrictions and deferral limitations (if any) applicable to any then outstanding shares of Restricted Stock, Deferred Stock or other stock based awards made pursuant to the 1994 Plan (if any) become free of all restrictions, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a change in control (as defined in the 1994 Plan), unless the Committee that administers the 1994 Plan determines otherwise at the time of the award the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the change in control price (as defined in the 1994 Plan) and the option exercise price.

Compensation Committee Interlocks and Insider Participation

        As of March 31, 2000, the members of the Compensation Committee were Messrs. Johnson, Jones and Sager. No member of the Compensation Committee was an officer of the Company at any time during fiscal year 2000.

        During 2000, no executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a Director of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is comprised exclusively of non-employee directors and is responsible for formulating and making recommendations to the Board of Directors with regard to:

        - the Company's executive compensation policies and programs, and

        - specific salary and incentive awards to executive officers.


Compensation Policy


        In designing and implementing its executive compensation program, the Company follows a long-standing philosophy that management pay should be directly and substantially tied to the achievement by the Company of its performance objectives. A corollary principle guiding the Company's compensation programs is that stock-based compensation should be an integral part of the program to align management incentives with share price. The Company also operates under the principle that short-term and long-term elements of compensation should be balanced. Finally, the Company believes that, to excel, it must continue to attract and retain highly talented and motivated employees at all levels, especially the senior executives.

        Accordingly, the Company's overall compensation policy is to provide a competitive compensation package designed to attract, motivate and retain key executive officers and to tie executive pay to overall Company performance and return to stockholders. The Company's executive compensation program consists of base salary, annual incentives and long-term incentives. Executive officers also participate in a 401(k) plan, a medical plan, a life insurance plan and other benefit plans available to employees generally.

        The compensation packages provided to the Chief Executive Officer and the other executive officers for the 2000 fiscal year were based in part on the recommendations of the outside consulting firm hired by the Company in 1999. The consulting firm met with Company management to discuss the strategic direction of the Company and the Company's objectives for its executive compensation programs. The consulting firm prepared a study based on several published executive compensation surveys conducted at different times that reviewed the compensation of executives at companies with revenues similar to those of the Company (hereafter, the "Compensation Study"). The group of companies reflected in the Compensation Study includes some of the peer companies set forth in the Stock Performance Graph on Page 12 of this Proxy Statement.

1.      Base Salary

        The Committee reviews base salaries annually. Salary increases in the 2000 fiscal year were based on individual performance and the Company's achievement of its profit goals, as well as salaries paid by Company competitors (including the companies in the Compensation Study). In each of the last several years, the President initially has recommended to the Committee salary levels for the upcoming year for all Company officers other than himself. The Committee has reviewed the President's recommendations and industry comparisons and made its salary recommendations to the full Board. The Board approved all of the Committee's recommended salary levels for the 2000 fiscal year.

        The Company believes that the salaries of the executives named in the Summary Compensation Table for the 2000 fiscal year were at or near the median of the peer group considered by the Committee to constitute the Company's most direct competitors for executive talent. The Compensation Committee believes that not all of the companies in a peer group established to compare stockholder returns are necessarily representative of the companies competing with the Company for executive talent. Thus, the peer group used by the Company to compare compensation is a sub-group of the companies included in the peer group index in the Stock Performance Graph on Page 12 of this Proxy Statement.

2.      Annual Incentives

        Cash bonuses provide an annual incentive to the Company's executives. Bonus amounts to executives are determined according to the terms of the Annual Incentive Plan approved by the stockholders in 1994. This element of the compensation program is designed to link executive pay to objective measures of the performance of the Company. For the 2000 fiscal year 50% of the annual incentive bonus was based on consolidated earnings. Threshold, target, and maximum levels of Company performance were established for the performance measure, based on historical results, budgets and growth goals established by the Company. The remaining 50% of the annual incentives were discretionary based upon the Compensation Committees' assessment of the executive's individual performance. For the 2000 fiscal year, the Company did not meet any of the performance goals. Accordingly, the bonuses awarded during fiscal year 2000 to each of the employees designated to participate in the Annual Incentive Plan, including the executive officers, were determined solely at the discretion of the Compensation Committee and calculated as an appropriate percentage of an individual's base salary.

        In accordance with the restricted stock payment alternative under the 1994 Plan, initially approved by the stockholders in 1994, certain executives may elect to receive all or any part of their bonuses in shares of Restricted Stock. The Committee believes that this application of Restricted Stock is an excellent vehicle for expanding the stock ownership of executives of the Company and will further deepen the executive officers' commitment to the long-term objectives and performance of the Company and their identification with stockholder interests.

3.      Long-Term Incentives

        The Compensation Committee believes that granting stock options is the most appropriate method of motivating and rewarding executive officers for the creation of long-term shareholder value. The Company has established a policy of awarding stock options based upon continuing progress of the Company and on individual performance by its executives. The Compensation Committee uses only subjective and informal measures of Company and individual performance in deciding whether and, if so, how many options to award. Typically, stock options are granted annually. In September 1999, options were awarded to the executive officers, including the following grants to the executive officers named in the Summary Compensation Table: Louis F. Crane - 50,000; George M. Small - 35,000; Drury A. Milke - 25,000; Hans J. Albert - 25,000 and Gene Graves - 25,000. All awards shown in the Summary Compensation Table were made at fair market value at the time of grant so that holders will benefit from such grants only when, and to the extent, the stock price increases after the date of grant.

Compensation of Chief Executive Officer

     Louis F. Crane has been a Director of the Company since 1987 and was elected Chairman of the Board of Directors in October 1997 and Chief Executive Officer in September 1999. Remuneration for his services as CEO is included in the fees being paid to him as non-executive Chairman of the Board and Director. Mr. Crane is paid a fee for serving as Chairman determined annually by the Board of Directors, plus $1,000 for each Board of Director meeting attended, including committee meetings. During the 2000 fiscal year Mr. Crane received $8,000 in director fees, $1,000 for each meeting attended and an additional $160,000 as Chairman of the Board. Mr.Crane is not included in any other benefit plans of the Company.

        Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who were highest paid and employed at year end. The policy of this Committee is to establish and maintain a compensation program that maximizes the creation of long-term value for stockholders. Action will be taken to qualify compensation approaches to ensure deductibility except in those areas where the Committee believes that stockholder interests are best served by retaining flexibility of approach.

                                            COMPENSATION COMMITTEE

                                            Kenneth M. Jones, Chairman
                                            David M. Johnson
                                            Harry C. Sager

                             STOCK PERFORMANCE GRAPH

        The following performance graph compares the yearly cumulative return on the Company's Common Stock to the NASDAQ Stock Market (U.S. Companies) Index and a peer group index of companies selected by the Company, over a five fiscal year period ending on March 31, 2000. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark Offshore, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company's Common Stock and each index to have been $100 at June 30, 1995.

             Comparison of Cumulative Stockholder Return 1995 - 2000

                              [GRAPH APPEARS HERE]

                   AS OF JUNE 30,                       AS OF MARCH 31,
                ------------------         -----------------------------------
                 1995         1996         1997       1998       1999     2000
                 ----         ----         ----       ----       ----     ----

OLOG.........     100           99          114        142         83       99
NASDAQ.......     100          129          132        201        270      502
Peer Group...     100          146          170        215        120      146




                   DIRECTORS MEETINGS, FEES AND OTHER MATTERS

     The Company has standing Audit, Compensation, Executive and Nominating committees of the Board of Directors. During the fiscal year ended March 31, 2000, each non-employee member of the Board of Directors received $1,000 for each meeting attended, including committee meetings, and $8,000 per year, payable quarterly in arrears.

     The Board of Directors held five meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.

     On September 20, 1999, Mr. Crane, the Chairman of the Board, was elected Chief Executive Officer. See "Executive Compensation" for remuneration and options granted to Mr. Crane.

     The 1991 Non-qualified Stock Option Plan for Non-employee Directors (the "1991 Plan") provides for the granting to directors who are not employees of the Company (the "Non-employee Directors") of non-qualified options to purchase Common Stock. The 1991 Plan is administered by the Board of Directors. A total of 159,000 shares of Common Stock have been reserved for issuance at March 31, 2000, upon the exercise of options under the 1991 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company's capital stock.

     As of September 24, 1991, the date as of which the 1991 Plan was adopted by the Board of Directors, Non-employee Directors were granted automatically options to purchase 500 shares of stock for each year of continuous service plus 2,000 shares. As of the date of the Company's Annual Meeting of Stockholders in each year that the 1991 Plan is in effect beginning with the Annual Meeting held on December 1, 1992, each Non-employee Director (except for the Chairman as discussed above) who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an option to purchase 2,000 shares of Common Stock. However, no such options shall be granted to any Non-employee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.

     The option price per share for each option granted under the 1991 Plan is the fair market value of the Common Stock on the date of grant. Under the 1991 Plan, options are not exercisable until six months after the date of the grant. The 1991 Plan will terminate on, and no options shall be issued after, the date of the Annual Meeting of stockholders in 2000 and any options outstanding on that date will remain outstanding until they have either expired or been exercised.

     For the year ended March 31, 2000, the Audit Committee was composed of Messrs. Cartwright, Johnson and Jones. The Committee is authorized to engage and discharge independent auditors; to review the fee, scope and timing of the independent audit and any other services rendered; to approve professional services rendered by the auditors; to review with the auditors and management the Company's policies and procedures with respect to accounting and financial controls; to review audit results with the auditors; and to direct and supervise special investigations. The Audit Committee held two meetings during the last fiscal year.

     For the year ended March 31, 2000, the Compensation Committee was composed of Messrs. Johnson, Jones and Sager. The functions of the Compensation Committee are to recommend to the full Board compensation arrangements for senior management and directors; to recommend compensation plans in which officers and directors are eligible to participate; to administer the 1994 Plan; to grant options or other benefits under the 1994 Plan and to take such other action as is delegated to it by the Board. The Compensation Committee held three meetings during the last fiscal year.

     For the year ended March 31, 2000, the Executive Committee was composed of Messrs. Buckley, Crane and Wolf. The Executive Committee is authorized to act on behalf of the full Board on a broad range of issues. The Executive Committee held two meetings during the last fiscal year.

     For the year ended March 31, 2000, the Nominating Committee was composed of Messrs. Crane, Sager and Wolf. The function of the Nominating Committee is to recommend nominees to serve on the Board of Directors and to take such action as is delegated to it by the Board. The Company's By-laws provide that any stockholder wishing to nominate a candidate for director at the Annual Meeting must give the Company advance written notice. In general, written notice must be received by the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's Annual Meeting and must contain certain specified information concerning the person to be nominated, as well as certain information concerning the stockholder submitting the nomination or proposal. All such nominations or proposals must be addressed to the Secretary of the Company. The Nominating Committee did not meet during the last fiscal year.

     On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited ("Bristow"), an English corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited ("BHGL"). CIS is the beneficial owner of 1,752,754 shares of the Company's Common Stock (see "Security Ownership of Certain Beneficial Owners and Management"). CIS has also designated Peter N. Buckley and Jonathan H. Cartwright for nomination to the Company's Board of Directors, and they were duly elected in February 1997. Mr. Buckley is the Chairman and Chief Executive Officer and Mr. Cartwright is the Financial Director of Caledonia Investments, plc, the holder of all the outstanding stock of CIS.

     The transaction also included certain executory obligations of the parties that remain in effect between the Company and CIS and its affiliates and certain of which are described below. All such obligations were the result of arms' length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to the Company's Board of Directors and are, in the view of the Company, fair and reasonable to the Company.

     Caledonia holds $10.35 million of the Company's 6% Convertible Subordinated Notes. The Company holds approximately $150 million principal amount of 13.5% subordinated unsecured loan stock debt of Bristow. Bristow has the right to defer payment of interest on that debt until January 31, 2002. Any deferred interest would also accrue interest at an annual rate of 13.5%. In January 1998, the Company advanced $83.6 million to Bristow to refinance certain indebtedness of Bristow. The notes are secured and bear interest at 8.335%.

     In connection with the Bristow transaction, Caledonia and the Company also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, the Company has the right to buy all the Bristow shares held by Caledonia, who, in turn, has the right to sell such shares to the Company. Under current United Kingdom law, the Company would be required, in order for Bristow to retain its operating license, to find a qualified European investor to own any Bristow shares it has the right to acquire under the Put/Call Agreement. Any put or call of the Bristow shares will be subject to the approval of the Civil Aviation Authority.

     For as long as Caledonia owns its Bristow shares, Caledonia is entitled to receive management fees from Bristow. The annual fees range from (pound)500,000 to (pound)900,000 and are payable for a maximum of seven years.

     During fiscal 2000, the Company leased between seven and ten aircraft to Bristow on terms that provided for total lease payments of $9.4 million. Bristow leased two of its aircraft to the Company for total lease payments of $0.4 million.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, officers, and certain beneficial owners (collectively, "Section 16 Persons") to file with the Securities and Exchange Commission and NASDAQ reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or
5. Copies of all such reports are required to be furnished to the Company. To the knowledge of the Company, based solely on a review of the copies of Section 16(a) reports furnished to the Company for the fiscal year ended March 31, 2000, and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended March 31, 2000.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP conducted the examination of the Company's financial statements for the fiscal year ended March 31, 2000, and has been selected to conduct the examination of the Company's financial statements for the current year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                               VOTING OF THE PROXY

     SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES.

                                     GENERAL

     As of the date of the Proxy Statement, the only matters expected to come before the Annual Meeting are those set forth above. If any other matters are properly brought before the Annual Meeting or any adjournment thereof and if the shares for which the Proxy is given are entitled to vote thereon, it is the intention of the person named in the accompanying form of proxy to vote the Proxies on such matters in accordance with their best judgment.

     The cost of soliciting Proxies will be borne by the Company, and upon request, the Company will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the securities of the Company. The directors, officers and employees of the Company may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

     Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000. Any such request should be directed to H. Eddy Dupuis, Offshore Logistics, Inc., Post Office Box 5-C, Lafayette, Louisiana 70505. Requests from beneficial owners of shares of the Company must set forth a good faith representation that as of July 25, 2000, the requester was a beneficial owner of shares of the Company entitled to vote at the Annual Meeting.

                                    By Order of the Board of Directors

                                    /s/ H. Eddy Dupuis
                                    --------------------------------
                                    H. Eddy Dupuis
                                    SECRETARY




Lafayette, Louisiana
August 9, 2000

                            OFFSHORE LOGISTICS, INC.
                                      PROXY

                      This Proxy is Solicited on Behalf of
                             the Board of Directors

     The undersigned stockholder of Offshore Logistics, Inc., a Delaware corporation, hereby appoints George M. Small and H. Eddy Dupuis, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, Houston, Texas, on Monday, September 18, 2000, at 3:00 p.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The Board of Directors of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

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





                                                          Please mark
                                                          your votes
                                                          as indicated
                                                          in this example   [X]

Election of the following nominees as Directors:

 For all     Withhold for     Withhold for the following only:
 nominees    all nominees        (Write the name(s) of the nominee(s) below)

     [ ]            [ ]

                               Peter N. Buckley, Jonathan H.Cartwright, Louis F. Crane, David M. Johnson, Kenneth M. Jones, Harry
                               C. Sager, George M. Small and Howard Wolf.

                               -------------------------------------------------
                               -------------------------------------------------
                               -------------------------------------------------
                                            The undersigned hereby  acknowledges
                                            receipt    of   a   copy    of   the
                                            accompanying    Notice   of   Annual
                                            Meeting  of  Stockholders  and Proxy
                                            Statement  and  hereby  revokes  any
                                            proxy or proxies heretofore given.

                                      Date:

                                            ------------------------------------



                                            ------------------------------------
                                    Signature

                                            ------------------------------------
                                    Signature

                                            Please  mark,  date and sign as your
                                            account  name  appears and return in
                                            the enclosed envelope.  If acting as
                                            executor, administrator,  trustee or
                                            guardian,  etc., you should indicate
                                            same when signing.  If the signer is
                                            a corporation or partnership, please
                                            sign  the  full  corporate  name  or
                                            partnership  name by duly authorized
                                            officer or person. If the shares are
                                            held jointly, each joint stockholder
                                            named should sign.

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